Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Rocky Mountain Chocolate Factory, Inc.’s Registration Statement (No. 333-206534) on Form S-8 of our report dated August 20, 2021, appearing in the annual report on Form 11-K of Rocky Mountain Chocolate Factory, Inc. 401(k) Plan for the year ended February 28, 2021.

/s/ Plante & Moran, PLLC

Boulder, CO

August 20, 2021